Exhibit 5.1

Stein Monast Building
70 Dalhousie Street	Telephone : 418 529 6531
Suite 300	Fax : 418 523 5391
Québec City (Québec) G1K 4B2
CANADA

www.steinmonast.ca

July 27, 2026

DEVONIAN HEALTH GROUP INC.

360, rue des Entrepreneurs
Montmagny, Québec G5V 4T1

RE:	DEVONIAN HEALTH GROUP INC. Registration Statement on Form F-1

Dear Sir or Madam,

We have acted as Canadian legal counsel to Devonian Health Group Inc., a corporation formed under the laws of Canada (the “Corporation”), in connection with the preparation of a Registration Statement on Form F-1, as amended from time to time (the “Registration Statement”) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the issuance and sale (the “Offering”), pursuant to the prospectus forming part of the Registration Statement and a final prospectus to be filed by the Corporation, of up to an aggregate of US$28,244,000 of the following securities:

1.	Common Units of the Corporation (each, a “Common Unit”), each Common Unit consisting of:

•	one common share of the Corporation, no par value per share (each, a “Common Unit Share”), and

•	one warrant of the Corporation (each, a “Warrant”), with each such Warrant entitling the holder to purchase one common share in the capital of the Corporation (each, a “Warrant Share”) at an exercise price equal to 125% of the public offering price of one Common Unit, expiring five years from the date of issuance.

2.	Pre-funded Units of the Corporation (each, a “Pre-funded Unit”), each Pre-funded Unit consisting of:

•	one pre-funded warrant of the Corporation (each, a "Pre-funded Warrant") to purchase one common share in the capital of the Corporation (each, a "Pre-funded Warrant Share") at an exercise price of US$0.001 per share, and one Warrant.

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3.	Over-Allotment Securities including:

•	Common Unit Shares (each, an “Over-Allotment Share”); and/or Pre-funded Warrants (each, an "Over-Allotment Pre-funded Warrant"), each to purchase one common share in the capital of the Corporation (each, an "Over-Allotment Pre-funded Warrant Share") at an exercise price of US$0.001 per share exercisable at any time; and/or Warrants (each, an “Over-Allotment Warrant”), each Over-Allotment Warrant entitling the holder to purchase one common share in the capital of the Corporation (each, an “Over-Allotment Warrant Share”), representing up to 15% of the Common Shares and/or Pre-Funded Warrants sold in the Offering, pursuant to a 45-day over-allotment option granted by the Corporation to ThinkEquity LLC as representative (the “Representative”) of the several underwriters (the “Underwriters”) named in Schedule I to the Underwriting Agreement (as defined below).

4.	Representative Warrants, to be issued to the Representative as compensation pursuant to the underwriting agreement between the Corporation and the Representative (the “Underwriting Agreement”), substantially in the form filed as Exhibit 1.1 to the Registration Statement. The Representative Warrants represent up to 5% of the aggregate number of Common Unit Shares (or Pre-funded Warrants in lieu of Common Unit Shares) sold in the Offering and entitle the holder to purchase the same number of common shares of the Corporation (each, a “Representative Warrant Share”) at an exercise price equal to 125% of the public offering price of one Common Unit, expiring four and a half years from the date of issuance.

The Common Unit Shares, Warrant Shares, Pre-funded Warrant Shares, Over-Allotment Shares, Over-Allotment Pre-funded Warrant Shares, Over-Allotment Warrant Shares and Representative Warrant Shares are collectively referred to herein as the “Underlying Shares”.

In rendering the opinions expressed herein, we have assumed:

(a)	the authenticity of all documents submitted to us as originals;

(b)	the genuineness of all signatures;

(c)	the conformity to the authentic of all documents submitted to us as copies;

(d)	the accuracy, completeness and continued truthfulness of all statements, representations and warranties contained in the documents and certificates reviewed by us, including those provided by public officials;

(e)	the due authorization, execution and delivery of all documents by all parties thereto other than the Corporation, and the validity and enforceability thereof;

(f)	the legal capacity of all individuals executing documents relevant hereto; and

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(g)	that the issue price and exercise price for each security will be duly established by the board of directors of the Corporation or a duly authorized committee thereof, in accordance with the Canada Business Corporations Act, the articles of the Corporation and the applicable resolutions (the “Resolutions”).

As to any facts material to the opinions expressed herein that have not been independently established or verified, we have relied upon the oral and written statements and representations of officers and other representatives of the Corporation, as well as information provided by public officials.

We have reviewed the corporate proceedings taken and those proposed to be taken by the Corporation in connection with the authorization and issuance of the securities described in the Registration Statement. For purposes of this opinion, we have assumed that all such proceedings will be duly, timely and properly completed, in accordance with all applicable requirements of the Applicable Law (as defined below) and in the manner presently contemplated.

We are qualified to practice law in the Province of Québec, and our opinion herein is limited to the statutes and regulations of the Province of Québec and the federal laws of Canada applicable therein now in effect (the “Applicable Law”). We express no opinion as to the laws of any other jurisdiction, including the federal laws of the United States.

Our opinions are subject to the following additional qualifications:

1.	Insolvency and creditor-rights laws. The enforceability of obligations may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium and similar laws affecting the rights of creditors generally.

2.	Equitable remedies. The availability of equitable remedies, including specific performance and injunctive relief, is subject to the discretion of the courts.

3.	Public policy. Certain rights or remedies may be limited by public policy, concepts of good faith, fair dealing and reasonableness.

4.	Fully paid and non-assessable. Where we state that shares are “fully paid and non-assessable,” such opinion is given solely in accordance with the meaning of such terms under Applicable Law. We express no opinion as to the adequacy of the consideration received.

We assume no obligation to update, revise or supplement this opinion should any Applicable Law change after the date hereof or should any fact or circumstance change after the date hereof.

Based on and subject to the foregoing assumptions and qualifications we are of the opinion that:

1.	Common Units and Pre-funded Units - When issued and paid for, in such amount as shall be determined pursuant to the Resolutions and as contemplated in the Registration Statement and the Underwriting Agreement, the Common Units and the Pre-funded Units will be duly authorized.

2.	Underlying Shares - When issued and paid for, in such amount as shall be determined pursuant to the Resolutions and as contemplated in the Registration Statement and in the Underwriting Agreement, the Underlying Shares will be validly issued, fully paid and non-assessable.

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We hereby consent to the use of our name in, and the filing of this opinion as an exhibit to, the Registration Statement, and to the reference to our firm under the headings “Legal Matters” and “Advisers” in the prospectus forming part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations promulgated thereunder.

This opinion is expressed as of the date hereof, unless otherwise expressly stated, and we disclaim any obligation to advise you of any subsequent changes of the facts stated or assumed herein or in Applicable Law.

Yours truly,

/s/ Stein Monast LLP

STEIN MONAST LLP